Exhibit 10.6

NON-COMPETITION AGREEMENT

     THIS NON-COMPETITION AGREEMENT (this “Agreement”), made as of the 18th day of December 2001, by and among Ohio Casualty of New Jersey, Inc., an Ohio domestic property and casualty insurance company (“OCNJ”), The Ohio Casualty Insurance Company, an Ohio domestic property and casualty insurance company (“OCIC”), Proformance Insurance Company, a New Jersey domestic property and casualty insurance company (“PIC”), and National Atlantic Holdings Corp., a New Jersey corporation (“NAHC”):

W I T N E S S E T H:

     WHEREAS, OCNJ, PIC and NAHC previously have entered into that certain Replacement Carrier Agreement dated December 18, 2001 (the “Replacement Carrier Agreement”);

     WHEREAS, OCIC is the parent corporation of OCNJ; and

     WHEREAS, Sections 10.11 and 11.9 of the Replacement Carrier Agreement require that this Non-Competition Agreement be executed and delivered by each of the parties hereto as a condition to the obligations of the parties to the Replacement Carrier Agreement to close the transactions contemplated by the Replacement Carrier Agreement;

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations contained herein, and in consideration of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

     Section 1. Definitions. Capitalized terms not expressly defined in this Agreement shall have the meanings ascribed to them in the Replacement Carrier Agreement. For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

          (a) “Affiliate,” in reference to a Person, shall mean (i) any other Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any other Person owning or controlling ten percent (10%) or more of the outstanding voting securities off such Person, and (iii) any officer, director, member, manager or partner of such Person.

          (b) “Commercial Lines Business” shall mean all business presently written by the standard commercial lines division and the specialty commercial lines division of OCIC and its Affiliates, including but not limited to commercial automobile, inland marine, business owners policies, workers compensation, package policies, general liability, commercial fire, property, glass, crime, umbrellas and excess general liability policies and related coverages.

          (c) “Damages” shall mean all losses, liabilities, claims, damages (including incidental and consequential damages) and expenses (including costs of investigation and attorneys’ fees) resulting, directly or indirectly, from the breach by PIC or NAHC of this Agreement.

          (d) “Non-Competition Period” shall mean a period of three years from and after the Nonrenewal Date.

          (e) “Non-Overlapping Agents” shall mean those OCNJ Agents who are not also appointed as agents of PIC to write Commercial Lines Business as of 12:00 a.m., Eastern Standard Time, on September 1, 2001.

          (f) “OC Affiliates” shall mean each and every Person who is or becomes an Affiliate of either or both of OCNJ and OCIC during the Non-Competition Period

          (g) “OCNJ Agents” shall mean each and every Person authorized in writing by OCNJ to solicit, negotiate, or effect insurance contracts on OCNJ’s behalf as its agent in New Jersey, regardless of whether such Person is authorized to collect insurance premiums or to countersign insurance policies on behalf of OCNJ.

          (h) “Overlapping Agents” shall mean those OCNJ Agents who are also appointed as agents of PIC to write Commercial Lines Business as of 12:01 a.m.; Eastern Standard Time, on September 1, 2001.

          (i) “Person” shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or governmental body.

     Section 2. Acknowledgments By PIC and NAHC. Each of PIC and NAHC acknowledges and agrees that (a) OCNJ and OCJC have required that PIC and NAHC make the covenants set forth in Section 3 of this Agreement as a condition to the obligation of OCNJ to close the transactions contemplated by the Replacement Carrier Agreement, (b) the provisions of Section 3 of this Agreement are reasonable and necessary to protect and preserve the business of OCNJ, OCIC and the OC Affiliates, (c) each of PIC and NAHC has received good and sufficient consideration from OCNJ, OCIC and the OC Affiliates in exchange for their covenants and obligations set forth in this Agreement, (d) OCNJ, OCIC and the OC Affiliates would be irreparably damaged if either PIC or NAHC were to breach the covenants set forth in Section 3 of this Agreement, and (e) as third party beneficiaries of this Agreement, the OC Affiliates shall be entitled to enforce this Agreement against PIC, NAHC and their respective present or future Affiliates to the same extent as OCNJ and OCIC, and the OC Affiliates shall have available to them the full range of remedies available to OCNJ and OCIC for any breach of this Agreement by PIC, NAHC and their respective present or future Affiliates.

     Section 3. Non-competition. As an inducement for OCNJ to enter into the Replacement Carrier Agreement, and as additional consideration for the consideration to be paid to PIC and NAHC under the Replacement Carrier Agreement, each of PIC and NAHC agrees, jointly and severally, that:

          (a) For the Non-Competition Period:

               (i) Neither PIC, NAHC, nor any of its or their respective present or future Affiliates, shall, directly or indirectly, appoint, solicit or provide quotes to any Non-Overlapping Agent with respect to any Commercial Lines Business.

               (ii) Neither PIC, NAHC, nor any of its or their respective present or future Affiliates, shall, directly or indirectly, solicit or provide quotes to any Overlapping Agent if such solicitation would result in the cancellation, replacement and/or nonrenewal of any existing policies of Commercial Lines Business of OCIC and/or any of the OC Affiliates.

               (iii) Neither PIC, NAHC, nor any of its or their respective present or future Affiliates, shall, directly or indirectly, induce or attempt to induce any customer, supplier, licensee, agent or other business relation of OCNJ, OCIC or any OC Affiliate to cease doing business with OCNJ, OCIC or any OC Affiliate, or in any way interfere with the relationship between any customer, supplier, licensee, agent or other business relation of OCNJ, OCIC or any OC Affiliate.

          (b) In the event of a breach by either PIC or NAHC of any covenant set forth in Subsection 3(a) of this Agreement, the term of such covenant will be extended, as against both PIC and NAHC, by the period of the duration off such breach; and

          (c) Neither PIC, NAHC, nor any of their respective present or future Affiliates, shall, at any time during or after the Non-Competition Period, use the name or any trademark, trade name, logo or service mark of OCNJ, OCIC or any OC Affiliate in any manner for any purpose, without the prior written consent of OCIC and such other parties.

     Section 4. Remedies. PIC and NAHC shall be jointly and severally liable to OCNJ, OCIC and the OC Affiliates for their covenants, liabilities and obligations under this Agreement. If PIC or NAHC breaches the covenants set forth in Section 3 of this Agreement OCNJ, OCIC and the OC Affiliates will be entitled to the following remedies:

          (a) Damages from PIC and NAHC; and

          (b) In addition to their right to Damages and any other rights they may have, to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of Section 3 of this Agreement, it being agreed that money damages alone would be inadequate to compensate OCNJ, OCIC and the OC Affiliates and would be an inadequate remedy for such breach.

For purposes of Section 4(a), with respect to breaches by PIC or NAHC of their covenants set forth in Section, 3(a)(i) and (ii), the term “Damages” shall include, but not be limned to, thirty percent (30%) of the premiums paid or payable for each policy that is written, cancelled, replaced and/or nonrenewed in violation of this Agreement.

     Section 5. Binding Effect; Delegation of Duties Prohibited. This Agreement may be assigned by OCNJ, OCTC and the OC Affiliates and this Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto, the OC Affiliates and their respective successors, assigns, heirs and legal representatives. The OC Affiliates are third party beneficiaries of this Agreement, and the OC Affiliates shall be entitled to enforce this Agreement against PIC, NAHC and their respective present and future Affiliates to the same extent as OCHJ and OCIC. The duties and covenants of PIC and NAHC under this Agreement, being personal, may not be delegated.

     Section 6. Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other parties, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on, one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

     Section 7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to conflict of law principles.

     Section 8. Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Ohio, County of Hamilton, or, i f it has or can acquire jurisdiction, in the United States District Court for the Southern District of Ohio, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

     Section 9. Severability. Whenever possible each provision and term of this Agreement will be interpreted in a manner to be effective and valid but if any provision or term of this Agreement is held to be prohibited by or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement. If any of the covenants set forth in Section 3 of this Agreement are held to be unreasonable, arbitrary, or against public policy, such covenants will be considered divisible with respect to scope and time, and in such lesser scope and time will he effective, binding and enforceable against PIC and NAHC.

     Section 10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but which together constitute one and the same instrument.

     Section 11. Section Headings, Construction. The headings of the Sections, Paragraphs and Subparagraphs of this Agreement arc solely for convenience and reference and shall not limit or otherwise affect the meaning of any of the terms or provisions of this Agreement. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

     Section 12. Notices. All notices, consents, waivers, requests or other communications under this Agreement shall be in writing and shall, be deemed to have been duly given if delivered or mailed first class certified mail, postage prepaid, addressed as follows.

If to OCNJ, to:

Ohio Casualty of New Jersey, Inc. 9450 Seward Road Fairfield, Ohio 45014
Attention:	Debra K. Crane, Esq. Senior Vice President and General Counsel

With a copy to:

James A. Yano, Esq. Vorys, Sater, Seymour and Pease LLP 52 East Gay Street Columbus, Ohio 43215

If to OCIC, to:

The Ohio Casualty Insurance Company 9450 Seward Road

Fairfield, Ohio 45014
Attention:	Debra K. Crane, Esq. Senior Vice President and General Counsel

With a copy to:

James A. Yano, Esq. Vorys, Sater, Seymour and Pease LLP 52 East Gay Street Columbus, Ohio 43215

If to PIC, to:

Proformance Insurance Company 303 West Main Street Freehold, New Jersey 07728
Attention:	James V. Gorman, Chairman and CEO

With a copy to:

John M. Pellecchia, Esq. Riker, Danzig, Sherer, Hyl,and & Perretti LLP 50 West State Street, Suite 1010 Trenton, New Jersey 08608-1220

If to NAHC, to:

National Atlantic Holdings Corp. 303 West Main Street Freehold, New Jersey 07728
Attention:	James V. Gorman, Chairman and CEO

With a copy to:

John M. Pellecchia, Esq. Riker, Danzig, Sherer, Hyland & Perretti LLP 50 West State Street, Suite 1010 Trenton, New Jersey 08608-1220

or to such other address as may have been furnished in writing to the party giving the notice by the party to whom notice is to be given.

     Section 13. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements and understandings between the parties hereto with respect to the subject matter of this Agreement. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers, effective as of the day and year set forth above.

OHIO CASUALTY OF NEW JERSEY, INC.

By: /s/ Elizabeth M. Riczko

Printed Name: Elizabeth M. Riczko

Title: Executive VP & COO, Personal Lines

THE OHIO CASUALTY INSURANCE COMPANY

By: /s/ Elizabeth M. Riczko

Printed Name Elizabeth M. Riczko

Title: Executive VP & COO, Personal Lines

PROFORMANCE INSURANCE COMPANY

By:	/s/ James V. Gorman

Printed Name: James V. Gorman
Title: Chief Executive Officer

NATIONAL ATLANTIC HOLDINGS CORP.

By:	/s/ James V. Gorman

Printed Name: James V. Gorman
Title: Chief Executive Officer